Exhibit 2

PLAN AND AGREEMENT OF MERGER

BETWEEN

BANK OF ASTORIA

AND

NEW BANK OF ASTORIA

Upon its formation by

COLUMBIA BANKING SYSTEM, INC.

Dated as of June 7, 2004

i

	3.1.3	Capital Stock	14
	3.1.4	Corporate Authority	15
	3.1.5	Reports and Financial Statements	15
	3.1.6	Absence of Certain Events and Changes	17
	3.1.7	Material Agreements	17
	3.1.8	Knowledge as to Conditions	17
	3.1.9	Brokers and Finders	18
	3.1.10	Loan and Lease Losses	18
	3.1.11	Governmental Filings; No Violations	18
	3.1.12	Compliance with Laws	18
3.2	Astoria’s Additional Representations		19
	3.2.1	Asset Classification	19
	3.2.2	Investments	19
	3.2.3	Properties	19
	3.2.4	Anti-takeover Provisions	20
	3.2.5	Litigation	20
	3.2.6	Taxes	21
	3.2.7	Insurance	21
	3.2.8	Labor Matters	22
	3.2.9	Employee Benefits	22
	3.2.10	Environmental Matters	23
3.3	Columbia Additional Representation		24
3.4	Exceptions to Representations		24
	3.4.1	Disclosure of Exceptions	24
	3.4.2	Nature of Exceptions	25

SECTION 4 - CONDUCT AND TRANSACTIONS BEFORE CLOSING			25

4.1	Conduct of Business Before Closing		25
	4.1.1	Availability of Astoria’s Books, Records and Properties	25
	4.1.2	Ordinary and Usual Course	25
	4.1.3	Conduct Regarding Representations	27
	4.1.4	Maintenance of Properties	27
	4.1.5	Preservation of Business Organization	27
	4.1.6	Senior Management; Board of Directors	27
	4.1.7	Compensation and Employment Agreements	27
	4.1.8	Update of Financial Statements	28
	4.1.9	Title Reports	28
	4.1.10	Review of Loans	28
	4.1.11	Conduct of Columbia’s Business Before Closing	29
4.2	Registration Statement		29
	4.2.1	Preparation of Registration Statement	29
	4.2.2	Submission to Stockholders	30
4.3	Affiliate Letters		30
	4.3.1	Affiliate List	30
	4.3.2	Restrictive Legends	30
4.4	Submission to Regulatory Authorities		31
4.5	Announcements		31
4.6	Consents		31
4.7	Notice		31
4.8	Confidentiality		31
4.9	Update of Financial Statements		31

4.10	Availability of Columbia’s Books, Records and Properties		32
4.11	Blue Sky Filings		32
4.12	Tax Treatment		32
4.13	Best Efforts		32
4.14	Acquisition Proposals and Superior Proposals		32
	4.14.1	No Solicitation	32
	4.14.2	Exceptions	32
	4.14.3	Termination of Existing Discussions	33
	4.14.4	Definitions	33
4.15	Bank Owned Life Insurance		33

SECTION 5 - APPROVALS AND CONDITIONS			33

5.1	Required Approvals		33
5.2	Conditions to Columbia’s Obligations		34
	5.2.1	Representations	34
	5.2.2	Compliance	34
	5.2.3	Equity Capital Requirement	34
	5.2.4	Merger Fees	35
	5.2.5	Merger Fees Statements	35
	5.2.6	No Material Adverse Effect	35
	5.2.7	Financial Condition	35
	5.2.8	No Governmental Proceedings	35
	5.2.9	Real Property Matters	35
	5.2.10	Corporate and Stockholder Action	35
	5.2.11	Tax Opinion	35
	5.2.12	Opinion of Counsel	36
	5.2.13	NASDAQ Listing	36
	5.2.14	Affiliate Letters	36
	5.2.15	Registration Statement	36
	5.2.16	Consents	37
	5.2.17	Fairness Opinion	37
	5.2.18	Amendment to Astoria Bylaws	37
	5.2.19	Blue Sky Filings	37
5.3	Conditions to Astoria’s Obligations		37
	5.3.1	Representations	37
	5.3.2	Compliance	37
	5.3.3	No Material Adverse Effect	37
	5.3.4	No Governmental Proceedings	37
	5.3.5	Corporate and Stockholder Action	37
	5.3.6	Tax Opinion	37
	5.3.7	Opinion of Counsel	38
	5.3.8	Fairness Opinion	38
	5.3.9	NASDAQ Listing	38
	5.3.10	Registration Statement	38
	5.3.11	Blue Sky Filings	38

SECTION 6 - DIRECTORS, OFFICERS AND EMPLOYEES			38

6.1	Directors		38
6.2	Employment Agreements		38
6.3	Employees		38
6.4	Indemnification; D&O Insurance		39

	6.4.1	Indemnification Under Oregon Law and Astoria Articles/Bylaws	39
	6.4.2	Indemnification by Columbia	39
	6.4.3	Procedural Matters	39
	6.4.4	Insurance	40
	6.4.5	Indemnification Agreements	40
	6.4.6	Effect of Provisions	40

SECTION 7 - TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION			40

7.1	Termination by Reason of Lapse of Time		40
7.2	Termination Due To Columbia Average Closing Price		40
	7.2.1	Definitions	41
	7.2.2	Columbia’s Right to Adjust Consideration	41
7.3		Other Grounds for Termination	42
	7.3.1	Mutual Consent	42
	7.3.2	No Regulatory Approvals	42
	7.3.3	Breach of Warranty	42
	7.3.4	Breach of Covenant	42
	7.3.5	Astoria Fails to Recommend Stockholder Approval	42
	7.3.6	Astoria Stockholders Fail to Approve	42
	7.3.7	Impracticability	43
	7.3.8	Potential Dissenting Shares	43
	7.3.9	Superior Proposal	43
7.4	Termination-Related Fees Payable By Astoria		43
7.5	Termination Fee Payable By Columbia		43
7.6	Break-Up Fee		44
7.7	Cost Allocation Upon Termination		44

SECTION 8 - MISCELLANEOUS			44

8.1	Notices		44
8.2	Waivers and Extensions		45
8.3	General Interpretation		45
8.4	Construction and Execution in Counterparts		45
8.5	Survival of Representations and Covenants		45
8.6	Attorneys’ Fees and Costs		46
8.7	Arbitration		46
8.8	Governing Law and Venue		46
8.9	Severability		46
8.10	No Assignment		46

SECTION 9 - AMENDMENTS			47

EXHIBITS and SCHEDULES:

EXHIBIT A	Form of Affiliate Letter
EXHIBIT B	Form of Opinion for Schwabe Williamson & Wyatt
EXHIBIT C	Form of Opinion for Graham & Dunn, P.C.
EXHIBIT D	Index Group

SCHEDULE 1	Columbia’s and Astoria’s Exceptions to Representations
SCHEDULE 2	Columbia and Astoria Stock Plans
SCHEDULE 3	Columbia’s and Astoria’s Material Contracts
SCHEDULE 4	Columbia’s and Astoria’s Governmental Filings; No Violations; Third Party Consents
SCHEDULE 5	Columbia’s and Astoria’s Compliance with Laws
SCHEDULE 6	Astoria’s Asset Classification List
SCHEDULE 7	Astoria’s Investments
SCHEDULE 8	Astoria’s Property Encumbrances & Exceptions
SCHEDULE 9	Astoria’s Offices and Branches
SCHEDULE 10	Astoria’s Litigation Disclosure
SCHEDULE 11	Astoria’s Insurance Policies
SCHEDULE 12	Astoria’s Employee Benefit Plans
SCHEDULE 13	Astoria’s Exceptions to Operation of Business in Ordinary Course
SCHEDULE 14	Astoria’s Exceptions Compensation and Employment Arrangements
SCHEDULE 15	Objections to Previously Disclosed Exceptions to Title

v

INDEX OF DEFINED TERMS

TERM	LOCATION OF DEFINITION
Acquisition Agreement	§7.3.9

Acquisition Proposal	§4.14.4(a)

Adjustment Triggers	§7.2

Aggregate Consideration	§2.1.3

Agreement	Caption

Appraisal Laws	§2.4

Asset Classification	§3.2.1(a)

Astoria	Caption

Astoria Common Stock	Recital B

Astoria Financial Statements	§3.1.5(d)(4)

Astoria Meeting	§4.2.2(b)

Astoria Option	§2.3.1

Astoria Stock Plans	§3.1.3(b)(2)

Break-Up Fee	§7.6(b)

Cash Designated Shares	§2.2.5(b)(3)

Cash Election Number	§2.2.5(a)

Cash Election Shares	§2.2.2

Cash Percentage	§2.2.2(a)

Certificate	§2.7.1

Closing	§1.3.2

Closing Date	§1.3.2

Columbia	Caption

Columbia Average Closing Price	§2.1.3

Columbia Common Stock	§3.1.3(a)(1)

Columbia Financial Statements	§3.1.5(d)(2)

Columbia Preferred Stock	§3.1.3(a)(1)

Columbia Stock Plans	§3.1.3(a)(2)

Combined Bank	§1.1

Compensation Plans	§3.2.9(b)

Confidentiality Agreement	§4.8

Continuing Directors	§1.2.4(a)

Continuing Employees	§6.3

Contracts	§3.1.11(b)

Converted Option	§2.3.2

Costs	§6.4.1

Daily Sales Price	§2.1.3

Determination Date	§2.1.3

Determination Period	§2.1.3

Effective Time	§1.3.1

Election Deadline	§2.2.2

Election Form	§2.2.1

Election Form Record Date	§2.2.1

Employees	§3.2.9(b)

Environmental Laws	§3.2.10(a)(2)

ERISA	§3.2.9(a)

Excess Special Cash Amounts	§2.2.5(a)(3)

Excess Special Stock Amounts	§2.2.5(b)(3)

Exchange Act	§3.1.5(b)

Exchange Agent	§2.6

Exchange Fund	§2.6

Execution Date	§2.1.3

Executive Officers	§3.1.8

Existing Employment Contracts	Recital E

FDIC	Recital D

Federal Reserve Board	Recital D

Final Average Price	§7.2.1

Final Index Price	§7.2.1

Final Price	§7.2.1

Financial Statements	§3.1.5(d)(1)

GAAP	§3.1.5(d)

Governmental Entity	3.1.11(a)

Hazardous Substances	§3.2.10(a)(3)

Indemnified Parties	§6.4.1

Index Group	§7.2.1

Initial Index Price	§7.2.1

IRC	Recital I

Knowledge	§3.1.8

Liens	§3.1.3(a)(5)

Mailing Date	§2.2.1

Material Adverse Effect	§3.1.6

Merger	Recital B

Merger Consideration	§2.1.3

Merger Fees	§5.2.4

Mixed Cash Shares	§2.2.2

Mixed Election Shares	§2.2.2

Mixed Stock Shares	§2.2.2

New Bank	Caption

No Election Shares	§2.2.2

No-Approval Fee	§7.4

Oregon Bank Act	§1.1

Oregon Department	Recital D

Pension Plan	§3.2.9(c)

Per Share Cash Consideration	§2.1.3(b)

Per Share Consideration	§2.1.3

Per Share Stock Consideration	§2.1.3

Perfected Dissenting Shares	§2.4

Plan	§3.2.9(a)

Property	§4.1.9

Proposed Dissenting Shares	§2.2.4

Prospectus/Proxy Statement	§4.2.1(a)

RBC Capital	Recital H

Registration Statement	§4.2.1(a)

Regulatory Approvals	Recital D

Reports	§3.1.5(b)

Representatives	§4.14.1

Sandler O’Neill	Recital H

SEC	§3.1.5(a)

Securities Act	16. §3.1.5(b)

Securities Laws	§3.1.5(b)

Special Cash Shares	§2.2.2

Special Election Shares	§2.2.2

Special Stock Shares	§2.2.2

Stock Designated Shares	§2.2.5(a)(3)

Stock Election Number	§2.2.5(b)

Stock Election Shares	§2.2.2

Stock Percentage	§2.2.2(b)

Subject Property	§3.2.10(a)(1)

Subsequent Astoria Financial Statements	§3.1.5(d)(5)

Subsequent Columbia Financial Statements	§3.1.5(d)(3)

Subsidiary	§3.1.2

Superior Proposal	§4.14.4(b)

Tangible Equity Capital	§5.2.3

Tax	§3.2.6

Termination Date	§7.1

Termination Fee	§7.4

Total Cash Amount	§2.1.3

Total Stock Amount	§2.1.3

Total Stock Consideration	§2.1.3

Trading Day	§2.1.3

Withdrawn Dissenting Share	§2.4

PLAN AND AGREEMENT OF MERGER

BETWEEN

BANK OF ASTORIA

AND

NEW BANK OF ASTORIA

Upon its formation by

COLUMBIA BANKING SYSTEM, INC.

This Plan and Agreement of Merger (the “Agreement”), dated as of June 7, 2004, is between BANK OF ASTORIA (“Astoria”) and COLUMBIA BANKING SYSTEM, INC. (“Columbia”), acting on its own behalf and on behalf of an Oregon state-chartered bank to be formed by it under the title NEW BANK OF ASTORIA (“New Bank”).

PREAMBLE

The management and boards of directors of Columbia and Astoria, respectively, believe that the proposed transaction between Columbia and Astoria, on the terms and conditions set forth in this Agreement, is in the best interests of Columbia’s and Astoria’s stockholders.

RECITALS

A.	The Parties. The parties to the proposed transaction are as follows:

(1)	Astoria is a state-chartered bank organized and validly existing under Oregon law, with its principal office located in Astoria, Oregon.

(2)	Columbia is a corporation organized and validly existing under Washington law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Columbia’s principal office is located in Tacoma, Washington. Columbia owns all of the outstanding common stock of Columbia State Bank, a Washington state-chartered bank.

(3)	New Bank will be organized by persons designated by Columbia who will, upon execution of this Agreement by Astoria and Columbia, apply for approval from the State of Oregon for New Bank to become an interim state banking corporation. Upon receipt of such approval, New Bank will become a body corporate and will execute this Agreement, thereby becoming a party hereto and ratifying all prior actions taken on its behalf by Columbia. All of the capital stock of New Bank will be subscribed for solely by Columbia, and the consideration for such stock will be paid in before the Effective Time.

B.	The Transaction. At the Effective Time (as defined in Section 1.3.1), Astoria will be merged with and into New Bank in accordance with applicable federal and Oregon law (the “Merger”). Stockholders of Astoria will be entitled to receive, in exchange for their shares of Astoria common stock, $1.25 par value per share (“Astoria Common Stock”), the consideration described in Section 2.

C.	Board Approvals. Columbia’s and Astoria’s respective boards of directors have approved this Agreement and authorized its execution and delivery.

D.	Other Approvals. The Merger is subject to:

(1)	Satisfaction of the conditions described in this Agreement;

(2)	Approval by Astoria’s stockholders; and

(3)	Approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), (b) the Federal Deposit Insurance Corporation (“FDIC”), and (c) the Oregon Department of Consumer and Business Services (the “Oregon Department”) (collectively, “Regulatory Approvals”).

E.	Existing Employment Arrangements. Astoria has previously entered into employment contracts (the “Existing Employment Contracts”) with each of the following individuals: Cheri J. Folk, Astoria’s President and Chief Executive Officer; Rhonda J. Wills, Astoria’s Executive Vice President and Chief Credit Officer; Julie M. Adelman, Astoria’s Vice President and Chief Financial Officer; and Heather Seppa, Astoria’s Senior Vice President and Branch Manager. Contemporaneous with the execution of this Agreement, certain of the Existing Employment Contracts have been amended, subject to Closing, to clarify and amend certain post-termination payments. At the Effective Time, the Combined Bank (defined in Section 1.1) will assume each of the Existing Employment Contracts in accordance with the terms of such agreements.

F.	New Employment Arrangements. In association with the parties’ execution of this Agreement, Columbia has entered into Change in Control Agreements and Supplemental Compensation Agreements with each of Ms. Folk, Ms. Wills and Ms. Seppa, all of which agreements will take effect at the Effective Time.

G.	Director Agreements. In association with the parties’ execution of this Agreement, the directors and certain officers of Astoria have entered into agreements pursuant to which, among other things, each such individual has agreed to vote his or her shares of Astoria Common Stock in favor of the actions contemplated by this Agreement and not to exercise any Astoria Options (defined in Section 2.3.1) until after the Effective Time. In addition, all directors have entered into non-competition agreements.

H.	Fairness Opinion. Astoria has received from its financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), an opinion to the effect that the consideration to be received by Astoria’s stockholders in the Merger is fair to such stockholders from a financial point of view. As a condition to Closing, Astoria will have received from Sandler O’Neill an updated fairness opinion dated as of a date reasonably proximate to the date of the Prospectus/Proxy Statement. Columbia’s Board of Directors has received from its financial advisor, RBC Capital Markets (“RBC Capital”), an opinion to the effect that the Merger Consideration (defined in Section 2.3.1) to be paid is, from a financial point of view, fair to Columbia.

I.	Intention of the Parties — Tax Treatment. The parties intend the Merger to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (“IRC”).

AGREEMENT

Columbia and Astoria agree as follows:

SECTION 1

MERGER

1.1	The Merger. In accordance with the terms and conditions of this Agreement and Chapters 706 through 716 of the Oregon Revised Statutes (the “Oregon Bank Act”), Astoria shall merge with and into New Bank, the separate legal existence of Astoria shall cease, and Astoria and New Bank shall become a single Oregon state-chartered bank under the name “Bank of Astoria” (the “Combined Bank”). The Combined Bank will continue to be governed by the laws of the FDIC and the Oregon Department. Outstanding shares of Astoria Common Stock will be exchanged for a combination of cash and shares of Columbia Common Stock as set forth in Section 2.

1.2	Effect of Merger.

1.2.1	Offices. The main office and the established and authorized branches of the Combined Bank shall be the main office and the established and authorized branches of Astoria immediately prior to the Merger becoming effective.

1.2.2	Capital; Corporate Documents. The authorized shares and par value of the Combined Bank shall be those of Astoria immediately prior to the Merger becoming effective, and the capital of the Combined Bank shall be equal to the combined capital of Astoria and New Bank immediately prior to the Merger becoming effective. The Articles of Incorporation and the Bylaws of the Combined Bank will be the Articles of Incorporation of Astoria in effect immediately before the Merger becoming effective and the Bylaws of Astoria as amended at the Effective Time as set forth in Section 5.2.18.

1.2.3	Rights and Liabilities. All rights, franchises and interests of each of Astoria and New Bank in and to every type of property (real, personal and mixed) and choses in action will be transferred to and vested in the Combined Bank by virtue of the Merger without any deed or other transfer. The Combined Bank, at the Effective Time and without any order or other action on the part of any court or otherwise, will hold and enjoy all rights of property, franchises, and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Astoria and New Bank immediately prior to the Effective Time, subject to the conditions of the Oregon Bank Act, and the Combined Bank shall be responsible and liable for all the liabilities, obligations and penalties of each of the banks so merged.

1.2.4	Board of Directors; Advisory Directors.

(a)	The initial Board of Directors of the Combined Bank after Closing will (a) consist of Astoria’s directors immediately before the Merger (the “Continuing Directors”), with the addition of such representatives as may be selected by Columbia, and (b) serve their term in the ordinary course until the next annual meeting of the Combined Bank’s stockholder, except that two of Astoria’s directors will resign from the Board of Directors of the Combined Bank effective on the later of December 31, 2004 or Closing, and such resigning directors will continue on as advisory directors until the next annual meeting of the Combined Bank’s stockholder. For at least two years following Closing, the director fees (including committee fees) paid to a Continuing Director for each Combined Bank board or committee meeting attended by such director shall not be less than such fees paid by Astoria immediately before the Merger. Upon their resignation from the board of the Combined Bank, advisory directors will not receive director fees or other compensation. Continuing Directors will receive Indemnification Agreements as set forth in Section 6.4.5.

(b)	All directors of Astoria immediately prior to the Effective Time will be entitled to indemnification and director and officer liability insurance as set forth in Section 6.4.4.

1.2.5	Officers. The officers of the Combined Bank after Closing will be the officers of Astoria immediately before the Merger, subject to the authority of the Combined Bank’s Board of Directors to select or remove officers. The provisions of this Section 1.2.5 do not affect the rights of officers who are party to any Existing Employment Contract or the Change in Control Agreements or Supplemental Compensation Agreements entered into in connection with the Merger, it being understood that the rights of the parties to such agreements will be governed by the terms of the respective agreements.

1.2.6	Separate Subsidiary. Columbia intends to operate the Combined Bank as a separately chartered subsidiary of Columbia following Closing.

1.3	Effective Time and Closing.

1.3.1	Effective Time. The Merger will become effective upon the acceptance of filing by the Oregon Department of a Plan of Merger pursuant to the Oregon Bank Act. The date and time when the Merger will become effective is referred to in this Agreement as the “Effective Time.” The parties each will use reasonable efforts to cause the Effective Time to occur at or prior to the close of business on the first business day after the date on which satisfaction or waiver of the last of the conditions specified in Section 5 of this Agreement has occurred. Columbia will provide Astoria with written notice of Columbia’s proposed Effective Time (and the related Determination Date, as defined in Section 2.1.3) no later than ten (10) days before such proposed Effective Time, and the parties will then cooperate to mutually establish the Effective Time as soon as practicable following such notice. Notwithstanding anything to the contrary in this Section 1.3.1, the parties may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may mutually agree, consistent with the provisions of the Oregon Bank Act.

1.3.2	Closing. The closing of the Merger (the “Closing”) will take place at the office of Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington 98121, or such other place as the parties agree, at 10:00 a.m. on the date when the Effective Time is to occur. The date upon which the Closing will occur is herein referred to as the “Closing Date.”

SECTION 2

CONSIDERATION

2.1	Conversion Consideration. Subject to the provisions of this Agreement, at the Effective Time:

2.1.1	Outstanding Columbia Common Stock. The shares of Columbia Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain as issued and outstanding shares of Columbia Common Stock.

2.1.2	Outstanding New Bank Common Stock. At the Effective Time, (i) each share of New Bank Common Stock issued and outstanding shall be redeemed and canceled by New Bank, and New Bank will pay to Columbia, as the holder of such shares, the original total subscription price for such shares, and (ii) the Combined Bank will issue to Columbia one share of its common stock for each share of Astoria Common Stock outstanding immediately prior to the Effective Time.

2.1.3	Outstanding Astoria Common Stock. Each share of Astoria Common Stock (other than Perfected Dissenting Shares) issued and outstanding as of the date of this Agreement (the “Execution Date”) shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.2, either:

(a)	A number of shares of Columbia Common Stock equal to the Per Share Stock Consideration; or

(b)	Cash in an amount equal to the Per Share Consideration (the “Per Share Cash Consideration”).

The aggregate of the Per Share Stock Consideration and the Per Share Cash Consideration payable or issuable pursuant to the Merger is referred to as the “Merger Consideration.”

For purposes of this Agreement:

“Aggregate Consideration” means the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

“Columbia Average Closing Price” means the average Daily Sales Price of Columbia Common Stock for the Determination Period.

“Daily Sales Price” for any Trading Day means the daily closing price per share of Columbia Common Stock on the NASDAQ Stock Market reporting system, as reported on the website of www.nasdaq.com.

“Determination Date” means the fifth (5th) business day immediately prior to the Effective Time.

“Determination Period” means the fifteen (15) Trading Days prior to the Determination Date.

“Per Share Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of Astoria Common Stock outstanding as of the close of business on the Execution Date.

“Per Share Stock Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Columbia Average Closing Price.

“Total Cash Amount” means an amount equal to $18,180,586.00; provided, however, that if the Adjustment Triggers in Section 7.2 occur, the Total Cash Amount may, in Columbia’s sole discretion, be increased as set forth in Section 7.2.2.

“Total Stock Amount” means 1,277,750, which is the product of (x) the exchange ratio of 0.90194 and (y) 2,361,115 and (z) 0.60.

“Total Stock Consideration” means the product obtained by multiplying (x) the Total Stock Amount and (y) the Columbia Average Closing Price.

“Trading Day” means a day on which Columbia Common Stock is traded on NASDAQ.

If, between the Execution Date and the Effective Time, the shares of Columbia Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration.

2.2	Conversion Election Procedures and Allocation.

2.2.1	Election Form. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Astoria Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as Columbia and Astoria shall mutually agree (the “Election Form”) shall be mailed with the Prospectus/Proxy Statement on the date of mailing of the Prospectus/Proxy Statement or on such other date as Columbia and Astoria shall mutually agree (the “Mailing Date”) to each holder of record of Astoria Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

2.2.2	Election Options. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to (x) elect to receive (1) the Per Share Stock Consideration in respect of all of such holder’s Astoria Common Stock (“Stock Election Shares”); (2) the Per Share Cash Consideration in respect of all of such holder’s Astoria Common Stock (“Cash Election Shares”); (3) the Per Share Stock Consideration in respect of that portion of such holder’s shares of Astoria Common Stock equal to the Stock Percentage (as defined below), rounded to the nearest whole share (the “Mixed Stock Shares”), and the Per Share Cash Consideration in respect of that portion of such holder’s shares of Astoria Common Stock equal to the Cash Percentage (as defined below), rounded to the nearest whole share (the “Mixed Cash

Shares,” and together with the Mixed Stock Shares, the “Mixed Election Shares”); (4) the Per Share Stock Consideration in respect of that portion of such holder’s shares of Astoria Common Stock equal to any whole percentage specified by such holder that is a multiple of 5% (e.g., 5%, 10%, 15%, 20%, 25%), rounded to the nearest whole share (the “Special Stock Shares”), and the Per Share Cash Consideration in respect of that portion of such holder’s shares of Astoria Common Stock equal to any whole percentage specified by such holder that is a multiple of 5%, rounded to the nearest whole share (the “Special Cash Shares,” and together with the Special Stock Shares, the “Special Election Shares”); provided, that the percentages of shares of Astoria Common Stock exchanged for Per Share Stock Consideration and Per Share Cash Consideration shall total 100%, or (y) to make no election with respect to such holder’s Astoria Common Stock (“No Election Shares”). Any Astoria Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Pacific Time, on the Determination Date (or such other time and date as Columbia and Astoria may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

(a)	“Cash Percentage” means the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of Astoria Common Stock outstanding as of the close of business on the Execution Date.

(b)	“Stock Percentage” means the amount equal to one (1) minus the Cash Percentage.

Notwithstanding the foregoing, any shares of Astoria Common Stock held by a record holder holding 100 or fewer shares of Astoria Common Stock will be considered Cash Election Shares.

2.2.3	Availability of Forms/Information. Columbia shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Astoria Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Astoria shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

2.2.4	Effective Elections. Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Astoria Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Astoria Common Stock represented by such Election Form shall become No Election Shares and Columbia shall cause the certificates representing Astoria Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election

Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Columbia regarding such matters shall be binding and conclusive. Neither Columbia nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form. To the extent the holder of Proposed Dissenting Shares (defined below) submits an Election Form to the Exchange Agent, such holder’s election shall have no effect, the Exchange Agent shall disregard such Election Form, and the Proposed Dissenting Shares shall be converted in accordance with Section 2.4. “Proposed Dissenting Shares” means shares of Astoria Common Stock whose holders either provide notice of dissent to Astoria prior to the Astoria Meeting (as defined in Section 4.2.2(b)) or vote against the Merger in accordance with Section 711.175 of the Oregon Revised Statutes.

2.2.5	Allocations. Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Columbia shall cause the Exchange Agent to effect the allocation among the holders of Astoria Common Stock of rights to receive Columbia Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(a)	Cash Election Shares, Mixed Cash Shares, Special Cash Shares and Proposed Dissenting Shares Exceed Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares, the Mixed Cash Shares, the Special Cash Shares, and the Proposed Dissenting Shares is greater than the Total Cash Amount, then:

(1)	all Mixed Stock Shares, Special Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(2)	all Proposed Dissenting Shares shall, solely for purposes of this Section 2.2.5(a), be deemed to be converted into the right to receive the Per Share Cash Consideration;

(3)	the Exchange Agent shall then select from among the Cash Election Shares, and from all Special Cash Shares to the extent such election plus the Proposed Dissenting Shares exceeds the Cash Election Number (defined below) (“Excess Special Cash Amounts”), by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(4)	the Cash Election Shares and Special Cash Shares that are not Stock Designated Shares and all Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration.

For purposes of this Agreement:

“Cash Election Number” means the product (rounded to the nearest whole share) of the Cash Percentage (defined in Section 2.2.2(a)) multiplied by the number of shares of Astoria Common Stock outstanding as of the Execution Date.

(b)	Cash Election Shares, Mixed Cash Shares, Special Cash Shares and Proposed Dissenting Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, the Mixed Cash Shares, the Special Cash Shares and the Proposed Dissenting Shares is less than the Total Cash Amount, then:

(1)	all Cash Election Shares, Mixed Cash Shares, and Special Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

(2)	all Proposed Dissenting Shares shall, solely for purposes of this Section 2.2.5(b), be deemed to be converted into the right to receive the Per Share Cash Consideration;

(3)	the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares and from all Special Stock Shares to the extent such election exceeds the Stock Election Number (defined below) (“Excess Special Stock Amounts”), by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(4)	the Stock Election Shares, the Special Stock Shares and the No Election Shares that are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

For purposes of this Agreement:

“Stock Election Number” means the number of shares of Astoria Common Stock outstanding as of the Execution Date less the Cash Election Number.

(c)	Cash Election Shares, Mixed Cash Shares, Special Cash Shares and Proposed Dissenting Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, the Mixed Cash Shares, the Special Cash Shares and the Proposed Dissenting Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (a) and (b) above shall not apply and (i) all Cash Election Shares, Mixed Cash Shares and Special Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and (ii) all Stock Election Shares, Mixed Stock Shares, Special Stock Shares and No

Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and (iii) all Proposed Dissenting Shares shall be converted in accordance with Section 2.4.

2.2.6	Processes and Calculations. The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Columbia and Astoria. The calculations required by Section 2.1.3 shall be prepared jointly by Columbia and Astoria prior to the Effective Time.

2.3	Conversion of Astoria Stock Options.

2.3.1	Exercise After Execution Date. In addition to the Merger Consideration, if any holder of a stock option to purchase shares of Astoria Common Stock (an “Astoria Option”) exercises such Astoria Option after the Execution Date and before the Effective Time, the shares of Astoria Common Stock issued upon such exercise will be converted into cash at the Effective Time, in lieu of the Merger Consideration, in an amount equal to the Per Share Cash Consideration defined in Section 2.1.3.

2.3.2	Conversion at Effective Time. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of an Astoria Option, each Astoria Option that is then outstanding and unexercised shall be converted into and become an option (a “Converted Option”) to purchase Columbia Common Stock on the same terms and conditions as are in effect with respect to the Astoria Option immediately prior to the Effective Time, except that (A) each such Converted Option may be exercised solely for shares of Columbia Common Stock, (B) the number of shares of Columbia Common Stock subject to such Converted Option shall be equal to the number of shares of Astoria Common Stock subject to such Astoria Option immediately prior to the Effective Time multiplied by the Per Share Stock Consideration, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per-share exercise price for each such Converted Option shall be adjusted by dividing the per share exercise price of the Astoria Option by the Per Share Stock Consideration, and rounding up or down to the nearest cent.

2.3.3	Form S-8. Following the Effective Time, Columbia will promptly prepare and file with the SEC a Registration Statement on Form S-8 or other appropriate form covering shares of Columbia Common Stock to be issued upon the exercise of the Converted Options.

2.4	Payment to Dissenting Stockholders. For purposes of this Agreement, “Perfected Dissenting Shares” means those shares of Astoria Common Stock as to which stockholders have properly taken all steps necessary to exercise their dissenters’ rights under §§ 711.175 – 711.180 of the Oregon Revised Statutes (“Appraisal Laws”). Each outstanding Perfected Dissenting Share will be converted into the rights provided under the Appraisal Laws in accordance with the Appraisal Laws, unless the holder thereof withdraws his or her demand for payment pursuant to § 711.185 of the Oregon Revised Statutes, in which case each such share (a “Withdrawn Dissenting Share”) shall be deemed, for purposes of § 711.185(2) of the Oregon Revised Statutes, to have been converted at the Effective Time into the right to receive from Columbia an amount equal to the Per Share Cash Consideration, without any interest. To the extent the holder of Proposed Dissenting Shares fails to perfect such holder’s dissenters’ rights under the Appraisal Laws, such Proposed Dissenting Shares shall be treated as Withdrawn Dissenting Shares under this Agreement. Each holder of Perfected Dissenting Shares who becomes entitled to payment for his or her Astoria Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Perfected Dissenting Shares from Columbia (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

2.5	Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Astoria Common Stock and no certificates or scrip for, or other evidence of ownership of fractional shares, will be issued in the Merger. Columbia shall pay to each holder of Astoria Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying (1) the Columbia Average Closing Price by (2) the fraction of a share of Astoria Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.1.

2.6	Deposit of Cash and Shares. On or before the Effective Time, Columbia shall deposit, or shall cause to be deposited, with an agent selected by Columbia and reasonably satisfactory to Astoria (the “Exchange Agent”), for the benefit of the holders of certificates representing Astoria Common Stock, for exchange in accordance with this Section 2: (A) certificates representing the shares of Columbia Common Stock to be issued in exchange for outstanding shares of Astoria Common Stock pursuant to Section 2.1.3; (B) such cash as shall be necessary to pay the Per Share Cash Consideration; and (C) the cash in lieu of fractional shares to be paid in accordance with Section 2.5. Such cash and certificates for shares of Columbia Common Stock, together with any dividends or distributions with respect thereto, are referred to in this Agreement as the “Exchange Fund.”

2.7	Certificates.

2.7.1	Surrender of Certificates. Subject to Section 2.4, each certificate evidencing Astoria Common Stock shares (other than Proposed Dissenting Shares) (a “Certificate”) will, from and after the Effective Time, be deemed for all corporate purposes to represent and evidence only the right to receive the Merger Consideration (or to receive the cash for fractional shares) to which the Astoria Common Stock shares converted in accordance with the provisions of this Section 2. Following the Effective Time, holders of Certificates shall exchange their Certificates by surrendering them to the Exchange Agent to effect their exchange for certificates representing Columbia Common Stock (or for the Cash Distribution and/or cash in lieu of fractional shares), in accordance with any instructions provided by the Exchange Agent and together with a properly completed and executed form of transmittal letter. Until a Certificate is so surrendered, the holder will not be entitled to receive any certificates evidencing Columbia Common Stock or the Per Share Cash Consideration or cash in lieu of fractional shares.

2.7.2	Issuance of Certificates in Other Names. Any person requesting that any certificate evidencing Columbia Common Stock be issued in a name other than the name in which the surrendered Certificate is registered, must: (1) establish to the Exchange Agent’s satisfaction the right to receive the certificate evidencing Columbia Common Stock and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent’s satisfaction that all applicable taxes have been paid or are not required.

2.7.3	Lost, Stolen, and Destroyed Certificates. With respect to a Certificate that has been lost, stolen or destroyed, the Exchange Agent will be authorized to issue a certificate representing Columbia Common Stock in exchange thereof, and/or pay cash for the Per Share Cash Consideration or fractional share in exchange thereof, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns Astoria

Common Stock and that the certificate representing this ownership is lost, stolen, or destroyed, (2) any appropriate affidavit the Exchange Agent may require, and (3) any reasonable assurances that the Exchange Agent or Columbia may require in consultation with management of Astoria.

2.7.4	Rights to Dividends and Distributions. After the Effective Time, no holder of any certificate evidencing Astoria Common Stock shares will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Columbia Common Stock on any date after the Effective Time, unless the holder (1) is entitled by this Agreement to receive a certificate representing Columbia Common Stock and (2) has surrendered in accordance with this Agreement his or her Certificates (or has met the requirements of Section 2.7.3 above) in exchange for certificates representing Columbia Common Stock. Surrender of Certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of Astoria Common Stock on a date before the Effective Time. When the holder surrenders his or her Certificates, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Time on the whole number of shares of Columbia Common Stock into which the holder’s Astoria Common Stock was converted at the Effective Time.

2.7.5	Checks in Other Names. Any person requesting that a check for the aggregate Per Share Cash Consideration or cash in lieu of fractional shares be issued in a name other than the name in which the Certificate surrendered in exchange for the cash is registered, must establish to the Exchange Agent’s satisfaction the right to receive this cash.

2.7.6	Affiliates. Certificates that are surrendered for exchange by any person constituting an “affiliate” of Astoria for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Columbia Common Stock until Columbia has received a written agreement from such person as specified in Section 4.3.1.

2.8	Undelivered Certificates. Any portion of the Exchange Fund that remains unclaimed by stockholders of Astoria for six months after the Effective Time may be paid to Columbia. To the extent so paid, holders of Astoria Common Stock who have not, prior to such time, complied with the provisions of this Section 2 shall, from such time forward, look only to Columbia for payment of the Merger Consideration, the cash in lieu of fractional shares, and/or unpaid dividends and distributions on the Columbia Common Stock deliverable with respect to each share of Astoria Common Stock held by such holder as determined pursuant to this Agreement, in each case, without any interest. Neither Columbia, Astoria nor the Combined Bank will be liable to any holder of Astoria Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.9	Reservation of Right to Revise Transaction Structure. Notwithstanding any other provision in this Agreement to the contrary, Columbia may, with Astoria’s consent (which will not be unreasonably withheld), at any time change the method of effecting its acquisition of Astoria; provided, however, that (A) no such change shall alter or change the amount, proportions or kind of consideration to be issued to holders of Astoria Common Stock as provided for in this Agreement, (B) no such change shall adversely affect the tax treatment to holders of Astoria Common Stock as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which Columbia terminates this Agreement pursuant to Section 7.1. If the parties elect to change the method of acquisition, they will cooperate with and assist one another with any necessary amendment to this Agreement, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for Columbia, to obtain all necessary stockholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

SECTION 3

REPRESENTATIONS

3.1	Representations of Columbia and Astoria. Subject to Section 3.3 and except as expressly set forth in Schedule 1, Columbia (and as appropriate, New Bank) represents to Astoria, and Astoria represents to Columbia and New Bank, the following:

3.1.1	Corporate Organization and Qualification.

(a)	With respect to Columbia only, it is a corporation organized and validly existing under the laws of the state of Washington, it is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and its activities do not require it to be qualified in any jurisdiction other than Washington.

(b)	With respect to Astoria and New Bank upon its formation by Columbia: it is a state-chartered bank organized and validly existing under the laws of the state of Oregon, and its activities do not require it to be qualified in any jurisdiction other than Oregon.

(c)	It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted.

(d)	It has made available to the other party to this Agreement a complete and correct copy of its certificate or articles of incorporation and bylaws, each as amended to date and currently in full force and effect.

3.1.2	Subsidiaries. In this Agreement, the term “Subsidiary” with respect to a party means any corporation, partnership, financial institution, trust company, or other entity owned or controlled by that party or any of its subsidiaries or affiliates (or owned or controlled by that party together with one or more of its subsidiaries or affiliates). A Subsidiary is considered to be owned or controlled by a party if that party or any of its Subsidiaries (individually or together with the party) directly or indirectly owns, controls, or has the ability to exercise 50% or more of the voting power of the Subsidiary.

(a)	With respect to Astoria only, it does not have any Subsidiaries.

(b)	With respect to Columbia, each of its Subsidiaries is a corporation or statutory trust organized and validly existing under Oregon or Washington law, as the case may be, and is qualified to do business and in good standing in each jurisdiction where the property owned, leased, or operated, or the business conducted by the Subsidiary, requires this qualification.

(c)	With respect to Columbia, each of its Subsidiaries has the requisite corporate or statutory trust power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

3.1.3	Capital Stock.

(a)	Columbia. Columbia represents:

(1)	as of the Execution Date, Columbia’s authorized capital stock consists of 63,032,681 shares of common stock with no par value (“Columbia Common Stock”), of which 14,242,411 shares are issued and outstanding, and 2,000,000 shares of preferred stock with no par value, none of which is outstanding (“Columbia Preferred Stock”);

(2)	as of the Execution Date, options or rights to acquire not more than an aggregate of 550,937 shares of Columbia Common Stock (subject to adjustment on the terms set forth in the Columbia Stock Plans) are outstanding under the stock option plans listed in Schedule 2 (“Columbia Stock Plans”);

(3)	No Columbia Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the Columbia Stock Plans, and Columbia has no shares of Columbia Preferred Stock reserved for issuance;

(4)	all outstanding shares of Columbia Common Stock have been duly authorized and validly issued and are fully paid and nonassessable;

(5)	all outstanding shares of capital stock of each of Columbia’s Subsidiaries owned by Columbia or a Subsidiary of Columbia have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under federal law or §33.44.020 of the Revised Code of Washington, and are owned by Columbia or a Subsidiary of Columbia free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, “Liens”); and

(6)	except as set forth in this Agreement or in the Columbia Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Columbia or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Columbia (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

(b)	Astoria. Astoria represents:

(1)	as of the Execution Date, Astoria’s authorized capital stock consists of 10,000,000 shares of common stock, $1.25 par value per share, 2,361,115 shares of which are issued and outstanding;

(2)	options or rights to acquire not more than an aggregate of 188,425 Astoria Common Stock shares (subject to adjustment on the terms set forth in the Astoria Stock Plans) are outstanding under the stock option plans listed in Schedule 2 (“Astoria Stock Plans”);

(3)	no Astoria Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the Astoria Stock Plans;

(4)	all outstanding Astoria Common Stock shares have been duly authorized and validly issued and are fully paid and nonassessable; and

(5)	except as set forth in this Agreement or in the Astoria Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Astoria of any character relating to the issued or unissued capital stock or other equity securities of Astoria (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

3.1.4	Corporate Authority.

(a)	It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, subject (in Astoria’s case) only to the approval by Astoria’s stockholders to complete the Merger.

(b)	This Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement, subject to receipt of Regulatory Approval and, (in Astoria’s case) only, to the approval by Astoria’s stockholders to complete the Merger.

3.1.5	Reports and Financial Statements.

(a)	Filing of Reports. Since January 1, 2001, it and each of its Subsidiaries has filed and will file all reports and statements, together with any required amendments to these reports and statements, that it was required to file with (1) the Securities and Exchange Commission (“SEC”), (2) the Federal Reserve Board, (3) the FDIC, and (4) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the Execution Date) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the Execution Date, without giving effect to any amendments or modifications filed after the Execution Date).

(b)	Delivery to Other Party of Reports. It has delivered or otherwise made available to the other party a copy of each registration statement, offering circular, report, definitive proxy statement or information statement (collectively, its “Reports”) under the Securities Act of 1933, as amended, (“Securities Act”), the Securities Exchange Act of 1934, as amended, (“Exchange Act”), and state securities and “Blue Sky” laws (collectively, the “Securities Laws”) filed, used or circulated by it with respect to periods since January 1, 2001, through the Execution Date. It will promptly deliver to the other party each such Report filed, used or circulated after the Execution Date, each in the form (including related exhibits and amendments) filed with the SEC or the FDIC (or if not so filed, in the form used or circulated).

(c)	Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the Execution Date complied (and each of the Reports filed after the Execution Date, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)	Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the Execution Date, will fairly present) the financial position of it and its Subsidiaries as of the date of the balance sheet. Each of the statements of income, cash flows and stockholders’ equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the Execution Date, will fairly present) the results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with accounting principles generally accepted in the United States of America, consistently applied (“GAAP“), except as may be noted in these statements.

(1)	“Financial Statements” means: (i) in Columbia’s case, the Columbia Financial Statements (or for periods ending on a date following the Execution Date, the Subsequent Columbia Financial Statements); and (ii) in Astoria’s case, the Astoria Financial Statements (or for periods ending on a date following the Execution Date, the Subsequent Astoria Financial Statements).

(2)	“Columbia Financial Statements” means Columbia’s (i) audited consolidated balance sheet as of December 31, 2003, 2002 and 2001 and the related audited consolidated statements of income, cashflows and changes in stockholders’ equity for each of the years ended December 31, 2003, 2002 and 2001; and (ii) unaudited consolidated balance sheet as of the end of each fiscal quarter following December 31, 2003 but preceding the Execution Date, and the related unaudited consolidated statements of income, cashflows and changes in stockholders’ equity for each such quarter.

(3)	“Subsequent Columbia Financial Statements” means unaudited consolidated balance sheets and related consolidated statements of income and stockholders’ equity for each of the fiscal quarters ending after the Execution Date and before Closing or the Termination Date (as defined in Section 7.1), as the case may be.

(4)	“Astoria Financial Statements” means audited balance sheet as of December 31, 2003, 2002 and 2001, and the related audited statements of income, cashflows and changes in stockholders’ equity for each of the years ended December 31, 2003, 2002 and 2001; and (ii) unaudited balance sheet as of the end of each fiscal quarter following December 31, 2003 but preceding the Execution Date, and the related unaudited statements of income, cashflows and changes in stockholders’ equity for each such quarter.

(5)	“Subsequent Astoria Financial Statements” means unaudited balance sheets and related statements of income and stockholders’ equity for Astoria for each of Astoria’s fiscal quarters ending after the Execution Date and before Closing or the Termination Date, as the case may be.

3.1.6	Absence of Certain Events and Changes. Except as disclosed in its Financial Statements and Reports, since March 31, 2004: (1) it and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or its Subsidiaries. For purposes of this Agreement, “Material Adverse Effect” with respect to any party means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of such party and its Subsidiaries taken as a whole; or (2) materially and adversely affects the ability of such party to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of any party taken with the explicit prior consent of the other party to this Agreement.

3.1.7	Material Agreements.

(a)	Except for the Columbia and Astoria Stock Plans, respectively, and arrangements made after the date of and in accordance with the terms of this Agreement, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the Execution Date and (2) has not been filed with or incorporated by reference in its Reports or set forth in Schedule 3.

(b)	Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

3.1.8	Knowledge as to Conditions. Its President, Chief Executive Officer, Chief Credit Officer and Chief Financial Officer (collectively, “Executive Officers”) have no actual knowledge (“Knowledge”) of any reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, its Subsidiaries, or the Combined Bank, or the opinion of the tax experts referred to in Section 5.2.11.

3.1.9	Brokers and Finders. Neither it, its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated in this Agreement, except that Astoria has retained Sandler O’Neill, and Columbia has retained RBC Capital as their respective financial advisors pursuant to letter agreements that have been disclosed to the other party.

3.1.10	Loan and Lease Losses. Its Executive Officers have no Knowledge of any reason why the allowance for loan and lease losses shown in the balance sheets included in the Financial Statements, was not adequate as of those dates, respectively, to provide for estimable and probable losses, net of recoveries relating to loans not previously charged off, inherent in its loan portfolio.

3.1.11	Governmental Filings; No Violations.

(a)	Filings. Other than the Regulatory Approvals and other than as required under the Securities Act, the Exchange Act, and state securities and “Blue Sky” laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Merger.

(b)	Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the Merger will not, constitute or result in: (1) a breach or violation of, or a default under, its articles of incorporation or bylaws; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) by which it is bound or to which it is a party; or (3) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which it is subject; or (4) any change in the rights or obligations of any party under any of the Contracts. Schedule 4 contains a list of all consents it must obtain from third parties under any Contracts before consummation of the Merger.

3.1.12	Compliance with Laws. Except as disclosed in Schedule 5, it:

(a)	is in compliance, in the conduct of its business, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all applicable fair lending laws or other laws relating to discrimination;

(b)	has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Oregon Department and the FDIC) that are required in order to permit it to carry on its business as presently conducted;

(c)	has not received since January 1, 2001, any notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting a failure to comply with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the Knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

(d)	is not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives.

3.2	Astoria’s Additional Representations. Subject to Section 3.3 and except as expressly set forth in Schedule 1, Astoria represents to Columbia, the following:

3.2.1	Asset Classification.

(a)	Schedule 6 sets forth a list, accurate and complete as of April 30, 2004, except as otherwise expressly noted in Schedule 6, and separated by category of classification or criticism (“Asset Classification”), of the aggregate amounts of its loans, extensions of credit and other assets that have been criticized or classified by any Governmental Entity, by any outside auditor, or by any internal audit.

(b)	Except as shown on Schedule 6, no amounts of loans, extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Entity as “Other Assets Especially Mentioned,” “Substandard,” “Doubtful,” “Loss” or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it before the Execution Date.

3.2.2	Investments. Schedule 7 lists all investments (except investments in securities issued by federal, state or local government or any subdivision or agency thereof) made by it in an amount greater than $25,000 or which represent an ownership interest of more than 5% in any corporation, company, partnership, or other entity. All investments comply with all applicable laws and regulations.

3.2.3	Properties.

(a)	Astoria is not a party to any real property lease, whether as landlord, tenant, guarantor or otherwise. Except as disclosed or reserved against in its Financial Statements or in Schedule 8, it has good and marketable title, free and clear of all Liens (other than Liens for taxes not yet delinquent or pledges to secure deposits)

to all of the properties and assets, tangible or intangible, reflected in its Reports as being owned or leased by it as of the Execution Date. Except as disclosed in Schedule 8, all buildings and structures on the Property (as defined in Section 4.1.9) owned and the equipment located thereon are in all material respects in good operating condition and repair and conform in all respects to all applicable laws, ordinances and regulations.

(b)	To the Knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis are owned by it or are held under leases or subleases by it, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equity principles).

(c)	Schedule 9 lists all of its existing branches and offices and all new branches or offices it has applied to establish or purchase, along with the cost to establish or purchase those branches. All of its existing branches and offices are owned by Astoria.

(d)	Astoria has provided to Columbia copies of existing title policies held in its files relating to the Property, and to the Knowledge of its Executive Officers, no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies (other than Liens for taxes not yet delinquent).

3.2.4	Anti-takeover Provisions. It has taken all necessary action to exempt the Merger and this Agreement from (a) all applicable Oregon State law anti-takeover provisions, if any, and (b) any takeover-related provisions of its articles of incorporation or bylaws.

3.2.5	Litigation. Except as disclosed in its Financial Statements or in Schedule 10, before the Execution Date:

(a)	no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the Knowledge of its Executive Officers, threatened, against it (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any other fair lending law or other law relating to discrimination); and

(b)	neither (i) it nor, to the Knowledge of its Executive Officers, any of its officers, directors, or controlling persons nor (ii) its property, is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it, and it has not been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

3.2.6	Taxes. For purposes of this Section 3.2.6, “Tax” includes any tax or similar governmental charge, impost, or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker’s compensation, payroll taxes, unemployment insurance, social security, minimum taxes, or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax, or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

(a)	All federal, state and local Tax returns, including all information returns, it is required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.

(b)	Except as disclosed in its Financial Statements:

(1)	all taxes attributable to it that are or were due or payable (without regard to whether such taxes have been assessed) have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP;

(2)	adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the Execution Date, regardless of whether the liability for such Taxes is disputed;

(3)	as of the Execution Date and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund, litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes;

(4)	all Taxes with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP);

(5)	it is not a party to a Tax sharing or similar agreement or any agreement under which it has indemnified any party with respect to Taxes; and

(6)	the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Effective Time in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

3.2.7	Insurance. It has taken all requisite action (including the making of claims and the giving of notices) under its directors’ and officers’ liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters regarding which its

Executive Officers have Knowledge (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 11 lists all directors’ and officers’ liability insurance policies and other insurance policies maintained by it.

3.2.8	Labor Matters. It is not a party to, nor bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. It is not the subject of any proceeding: (1) asserting that it has committed an unfair labor practice or (2) seeking to compel it to bargain with any labor organization as to wages or conditions of employment. No strike involving it is pending or, to the Knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

3.2.9	Employee Benefits.

(a)	For purposes of this Agreement, “Plan” or “Plans”, individually or collectively, means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, (“ERISA”), as amended, maintained by Astoria. Astoria is not now nor has it ever been a contributing employer to or sponsor of a multiemployer plan or a single employer plan subject to Title IV of ERISA.

(b)	Schedule 12 sets forth a list, as of the Execution Date, of (1) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, and (2) all other material employee benefit plans that cover its employees or former employees (“Compensation Plans”). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, annual reports on Form 5500, actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering its current or former employees or directors (“Employees”), including Plans and related amendments, have been made available to Columbia.

(c)	All Plans (other than “multiemployer plans” within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan, that is an “employee pension benefit plan” within the meaning of ERISA Section 3(2) (“Pension Plan”) and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to Plans is pending or, to the Knowledge of its Executive Officers, threatened. It has not engaged in a transaction with respect to any Plan that could subject it to a Tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i) in an amount that would be material.

(d)	All material contributions it is or was required to make under the terms of any Plans have been timely made or have been reflected in its Financial Statements. None of its Plans has an “accumulated funding deficiency” (whether or not waived) within the meaning of IRC Section 412 or ERISA Section 302. It has not provided, nor is required to provide, security to any Pension Plan under IRC Section 401(a)(29), IRC Section 412(f)(3), or ERISA Sections 306, 307 or 4204.

(e)	Except as disclosed in its Financial Statements, it has no obligations for retiree health and life benefits.

(f)	No restrictions exist on its rights to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

(g)	Except as disclosed in its Financial Statements or pursuant to the Astoria Stock Plans or as provided in a Schedule to this Agreement, the transactions contemplated by this Agreement will not result in: (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any material increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

3.2.10	Environmental Matters.

(a)	For purposes of this Section 3.2.10, the following definitions apply:

(1)	“Subject Property” with respect to a party means (i) all real property at which its business has been conducted, and any property where under any Environmental Law it is deemed to be the owner or operator of the property; (ii) any facility in which it participates in the management, including participating in the management of the owner or operator of the property; and (iii) all other real property that, for purposes of any Environmental Law, it otherwise could be deemed to be an owner or operator of or as otherwise having control over.

(2)	“Environmental Laws” means any federal, state, local or foreign law, regulation, order, decree, judgment, judicial opinion, or any agreement between Astoria and any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

(3)	“Hazardous Substances” means any substance, material or waste that is (a) defined as a “hazardous substance” in 42 USC § 9601(14), (b) defined as a “pollutant or contaminant” in 33 USC § 1362(6), (c) defined as a “hazardous waste” in 42 USC § 6903(5), or (d) petroleum or a petroleum product or any other substance defined as “hazardous,” “dangerous” or “toxic” under any federal or state law or regulation enacted for the protection of human health or the environment.

(b)	It is and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

(c)	To the Knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any Subject Property, relating to:

(1)	an asserted liability of it or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

(2)	the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

(3)	the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

(4)	personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

(d)	No storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, it does not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except in compliance with applicable Environmental Laws.

(e)	No part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

(f)	To the Knowledge of its Executive Officers, no condition from, on or under the Subject Property exists with respect to the Subject Property that would require remediation under applicable Environmental Laws.

3.3	Columbia Additional Representation. Columbia has, and at the Effective Time will have, sufficient cash and cash equivalents on hand to pay the Total Cash Amount, as contemplated by Section 2.1.3.

3.4	Exceptions to Representations.

3.4.1	Disclosure of Exceptions. Each exception set forth in a Schedule is disclosed only for purposes of the representations referenced in that exception; but the following conditions apply:

(a)	no exception is required to be set forth in a Schedule if its absence would not result in the related representation being found untrue or incorrect under the standard established by Section 3.4.2; and

(b)	the mere inclusion of an exception in a Schedule is not an admission by a party that such exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

3.4.2	Nature of Exceptions. No representation contained in Sections 3.1, 3.2 or 3.3 will be found untrue or incorrect, and no party to this Agreement will have breached a representation due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or, in the case of Section 3.2.5 (Litigation), is not reasonably likely to, have a Material Adverse Effect with respect to such party.

SECTION 4

CONDUCT AND TRANSACTIONS BEFORE CLOSING

4.1	Conduct of Business Before Closing. Before Closing, each party promises as follows:

4.1.1	Availability of Astoria’s Books, Records and Properties.

(a)	Astoria will make its books, records, properties, contracts and documents available during business hours with reasonable advance notice to Columbia and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and (3) any other transactions or documentation Columbia may find reasonably relevant to the Merger. Astoria will cooperate fully in any such inspection, audit, or direct verification procedures, and Astoria will make available all information reasonably required by or on behalf of Columbia.

(b)	At Columbia’s request, Astoria will request any third parties involved in the preparation or review of (1) Astoria Financial Statements or (2) any audits of Astoria’s operations, loan portfolios or other assets, to disclose to Columbia the work papers or any similar materials related to these items.

4.1.2	Ordinary and Usual Course. Astoria will conduct business only in the ordinary and usual course and, without the prior written consent of Columbia, will not do any of the following unless otherwise disclosed on Schedule 13,:

(a)	effect any stock split or other recapitalization with respect to Astoria Common Stock, or issue, pledge, redeem, or encumber in any way any shares of Astoria’s capital stock, except shares issued pursuant to the exercise of Astoria Stock Options; or grant any option or other right to shares of Astoria’s capital stock;

(b)	(without giving effect to the introductory paragraph of this Section 4.1.2) declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to Astoria Common Stock; provided, however, that prior to the Effective Time, Astoria may, consistent with established past practices, declare and pay its June 2004 cash dividend in the aggregate amount of the lesser of (i) 60% of earnings for the six-month period ending June 30, 2004, or (ii) $0.30 per share of Astoria Common Stock that is outstanding as of the record date of such dividend; and provided, further, that if Closing does not occur on or before November 30, 2004, and as long as such delay is not the result of Astoria seeking to obtain withdrawal of dissenting shares pursuant to Section 7.3.9, then Astoria may, consistent with established past practices, declare and pay one additional cash dividend in an aggregate amount not to exceed $0.30 per share of Astoria Common Stock that is outstanding as of the record date of such dividend, or such other amount as Columbia and Astoria may mutually agree;

(c)	acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment with respect to its assets other than in the ordinary and usual course of business;

(d)	solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $50,000 (except for borrowings from the Federal Home Loan Bank in the ordinary course of business and consistent with past practices);

(e)	acquire an ownership interest or a leasehold interest in any real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to Columbia and (2) (without giving effect to the introductory paragraph of this Section 4.1.2) providing Columbia with prompt written notice as required by Section 4.7.

(f)	subject to the exercise of its board of directors’ fiduciary duties and on the advice of counsel, enter into or recommend the adoption by Astoria’s stockholders of any agreement involving a possible merger or other business combination or asset sale by Astoria not involving the Merger other than pursuant to Section 4.14;

(g)	enter into, renew, amend or terminate any material contract (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

(h)	enter into or amend any contract (other than contracts for deposits or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $50,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

(i)	enter into any personal services contract calling for a payment by it of $10,000 or more with any person or firm, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into directly to facilitate the Merger;

(j)	(1) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the Execution Date would be more than $50,000 or (2) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

(k)	amend its articles of incorporation, bylaws (except as otherwise required pursuant to Section 5.2.18), or other formation agreements, or convert its charter or form of entity;

(l)	implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by Columbia or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

(m)	implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

(n)	other than in accordance with binding commitments existing on the Execution Date, make any capital expenditures in excess of $10,000 per project or related series of projects or $25,000 in the aggregate, except for expenses reasonably related to completion of the Merger, which expenses may not exceed $60,000; or

(o)	enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business and made or entered into in a manner consistent with its well-established practices or as required by this Agreement.

4.1.3	Conduct Regarding Representations. Astoria will not do or cause to be done anything that would cause any of its representations in Section 3.1 or 3.2 to be untrue at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by Columbia.

4.1.4	Maintenance of Properties. Astoria will maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice and consistent with Astoria’s past practice.

4.1.5	Preservation of Business Organization. Astoria will use all reasonable efforts to:

(a)	preserve its business organization;

(b)	retain the services of present management; and

(c)	preserve the goodwill of suppliers, customers and others with whom it has business relationships.

4.1.6	Senior Management; Board of Directors. Except for changes consistent with past practice, Astoria will not make any change, including hiring of replacements, with respect to present management personnel having the rank of vice-president or higher or to its Board of Directors.

4.1.7	Compensation and Employment Agreements. Except as set forth in Schedule 14, Astoria will not permit any increase in the current or deferred compensation payable or to become payable by Astoria to any of its directors, officers, employees, agents, or consultants other than normal increments in compensation in accordance with Astoria’s past practices with respect to the timing and amounts of such increments.

4.1.8	Update of Financial Statements. Astoria will promptly deliver its Financial Statements to Columbia. Astoria will deliver unaudited balance sheets and related statements of income and stockholders’ equity for each month ending after the Execution Date and before Closing or the Termination Date, as the case may be, within 15 days after each such month-end. Astoria will deliver Subsequent Astoria Financial Statements to Columbia by the earlier of: (1) five days after Astoria has prepared and issued them or (2) 60 days after year-end for year-end statements, and 45 days after the end of the quarter for quarterly statements. The Subsequent Astoria Financial Statements:

(a)	will be prepared from the books and records of Astoria;

(b)	will present fairly the financial position and operating results of Astoria at the times indicated and for the periods covered;

(c)	will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

(d)	will reflect all Astoria’s liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities: (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount.

4.1.9	Title Reports. No later than 15 days after the Execution Date, Astoria will provide Columbia with title reports for the Property issued by Land America National Commercial Services or such other title insurance company reasonably satisfactory to the parties. These title reports must show the current status of title to all Property. Within 15 days after the date on which Astoria delivers all of the title reports to Columbia for its review, Columbia shall inform Astoria in writing whether, and in what manner, it objects to any of the exceptions to title shown on any of the title reports. Columbia may not object to any item on the title reports that was also shown on the title policies delivered pursuant to Section 3.2.3(d) unless set forth on Schedule 15. Astoria shall, within 10 days of the date on which it receives the written notice of objection from Columbia, inform Columbia if there are any objections that it is unable to remove at or prior to Closing. Astoria shall not, however, be obligated to remove exceptions that are non-monetary exceptions that do not interfere with the use of the properties as bank branch locations. At Closing, Astoria will provide Columbia with title policies issued with respect to each of the Properties, in an amount commensurate with the value of each of the Properties as agreed upon by Columbia and Astoria, dated as of the Closing Date, insuring fee title in the Combined Bank and that each Property is unencumbered by any Liens, other than Liens for taxes not yet delinquent and other exceptions to title as set forth in the title reports as approved by Columbia. For purposes of this Agreement, “Property” or “Properties” ” means any real property that Astoria owns in fee title, other than “other real estate owned.”

4.1.10	Review of Loans. Astoria will permit Columbia to conduct an examination of Astoria’s loans to determine its opinion of credit quality and the adequacy of Astoria’s allowance for loan losses. Columbia will have continued access to Astoria’s loans through Closing to update the examination. At Columbia’s reasonable request, Astoria will provide Columbia with current reports updating the information set forth in Schedule 6.

4.1.11	Conduct of Columbia’s Business Before Closing. Columbia will:

(a)	provide Astoria with prompt written notice of any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Columbia;

(b)	conduct, and cause its Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by applicable federal and state laws; and

(c)	maintain all books and records of it and its Subsidiaries, including all financial statements, in accordance with such accounting principles and practices consistent with those used for the Columbia Financial Statements, except for changes in such principles and practices required under GAAP.

4.2	Registration Statement.

4.2.1	Preparation of Registration Statement.

(a)	A Registration Statement on Form S-4 (together with any amendments or supplements, the “Registration Statement”) will be filed by Columbia with the SEC under the Securities Act for registration of the shares of Columbia Common Stock to be issued as the Total Stock Consideration, and the parties will prepare a related prospectus/proxy statement (“Prospectus/Proxy Statement”) to be mailed together with any amendments and supplements to Astoria’s stockholders.

(b)	The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to: (1) file the Registration Statement with the SEC within 45 days following the date on which this Agreement is executed, and (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

(c)	Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld. When the Registration Statement becomes effective, and at all times subsequent to such effectiveness (up to and including the date of the Astoria Meeting (defined in Section 4.2.2(b))), all information set forth in the Registration Statement that is or to be furnished by or on behalf of Columbia relating to Columbia and by or on behalf of Astoria relating to Astoria, (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or necessary to make the statements in the Registration Statement not misleading; provided, however, that in no event will any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement where such statement or omission, as the case may be, was made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

(d)	Columbia will pay all costs associated with the preparation by Columbia’s counsel (and other professional advisors) and the filing of the Registration Statement. Astoria will pay all costs associated with the review and preparation by Astoria’s counsel (and other professional advisors) of the Registration Statement and the Prospectus/Proxy. Astoria will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its stockholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

4.2.2	Submission to Stockholders.

(a)	Columbia and Astoria will submit the Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

(b)	Astoria will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a stockholders’ meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement (such meeting and any adjournment or postponement thereof, the “Astoria Meeting”). The Astoria Meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to Astoria’s stockholders without objection by applicable governmental authorities; but Astoria will have at least 30 calendar days to solicit proxies. Except as otherwise required to comply with the fiduciary responsibilities of its board of directors, Astoria’s board of directors and officers will recommend approval of the Merger to Astoria’s stockholders.

4.3	Affiliate Letters.

4.3.1	Affiliate List. Certain persons may be deemed “affiliates” of Astoria under Rule 145 of the Securities Act. Within thirty days after this Agreement is signed, Astoria will deliver to Columbia, after consultation with legal counsel, a list of names and addresses of Astoria’s “affiliates” with respect to the Merger within the meaning of Rule 145. By the Effective Time, Astoria will deliver, or cause to be delivered, to Columbia a letter from each of these “affiliates,” and any additional person who becomes an “affiliate” before the Effective Time and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit A.

4.3.2	Restrictive Legends. Columbia will place a restrictive legend on all certificates representing Columbia Shares to be received by an “affiliate,” so as to preclude their transfer or disposition in violation of the affiliate letters. Columbia will also instruct its transfer agent not to permit the transfer of those shares, and to take any other steps reasonably necessary to ensure compliance with Rule 145.

4.4	Submission to Regulatory Authorities. Representatives of Columbia, at Columbia’s expense, will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Merger. Columbia will consult with Astoria with respect to these matters prior to filing and provide copies of these applications for Astoria’s review. These applications and filings are expected to include:

(a)	any necessary applications to the Federal Reserve and the FDIC; and

(b)	any filings required under the Oregon Bank Act.

4.5	Announcements. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger, unless otherwise required by law.

4.6	Consents. Columbia and Astoria will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to consummate the Merger.

4.7	Notice. Astoria will provide Columbia with prompt written notice of the following:

(a)	any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Astoria;

(b)	the commencement of any proceeding against Astoria, or any of its affiliates, by or before any court or governmental agency that, individually or in the aggregate, might have a Material Adverse Effect with respect to Astoria; or

(c)	any acquisition of an ownership or leasehold interest in real property, other than an acquisition in good faith of real property to satisfy a debt previously contracted for.

4.8	Confidentiality. All information furnished by either party or their respective representatives in connection with this Agreement and the Merger is subject to the Confidentiality Agreement dated as of May 4, 2004 between Columbia and Astoria (“Confidentiality Agreement”), and the parties will hold all such information in confidence in accordance with the Confidentiality Agreement. Neither Astoria nor Columbia shall be required to provide access to or to disclose information where, notwithstanding the Confidentiality Agreement, such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the Execution Date.

4.9	Update of Financial Statements. Columbia will promptly deliver its Financial Statements to Astoria. Columbia will deliver Subsequent Columbia Financial Statements to Astoria by the earlier of: (1) 5 days after Columbia prepares and issues them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent Columbia Financial Statements will:

(a)	be prepared from the books and records of Columbia;

(b)	present fairly the financial position and operating results of Columbia at the times indicated and for the periods covered;

(c)	be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

(d)	reflect all liabilities, contingent or otherwise, of Columbia on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

4.10	Availability of Columbia’s Books, Records and Properties.

(a)	Columbia will make its books, records, properties, contracts and documents available during business hours with reasonable advance notice to Astoria and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of loan or deposit balances and collateral receipts. Columbia will cooperate fully in any such inspection, audit, or direct verification procedures, and will make available all information reasonably required by or on behalf of Columbia.

(b)	At Astoria’s request, Columbia will request any third parties involved in the preparation or review of (1) Columbia Financial Statements or (2) any audits of Columbia’s operations, loan portfolios or other assets, to disclose to Astoria the work papers or any similar materials related to these items.

4.11	Blue Sky Filings. Columbia will use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or “blue sky” permits and approvals, so long as Columbia will not be required by virtue of such permits and approvals to submit to general jurisdiction in any state.

4.12	Tax Treatment. Neither Columbia and its Subsidiaries nor Astoria will take or cause to be taken any action that would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.13	Best Efforts. Subject to the terms and conditions of this Agreement and, in the case of Astoria, to the exercise by its Board of Directors of its fiduciary duties, each party shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by September 30, 2004, and to otherwise enable consummation of the transactions contemplated by this Agreement.

4.14	Acquisition Proposals and Superior Proposals.

4.14.1	No Solicitation. Except with respect to this Agreement and the transactions contemplated by it, neither Astoria nor any of its directors, officers, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) may, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal (as defined below).

4.14.2	Exceptions. Notwithstanding anything in this Agreement to the contrary, Astoria and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that (a) Astoria’s Board of Directors concludes in good faith and consistent with its fiduciary duties to Astoria’s stockholders under applicable law after taking into consideration advice from legal counsel, that such Acquisition Proposal may result in a Superior Proposal (as defined below), (b) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, Astoria’s Board of Directors receives from such person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement, and (c) at least two days prior to providing any information or data to any person or entering into discussions or negotiations with any person, Astoria’s Board of Directors provides Columbia with notice of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives.

4.14.3	Termination of Existing Discussions. Astoria will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the Execution Date with any parties regarding any Acquisition Proposal.

4.14.4	Definitions.

(a)	The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving Astoria or any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets of, Astoria, other than the transaction contemplated or permitted by this Agreement.

(b)	The term “Superior Proposal” means, with respect to Astoria, any written Acquisition Proposal made by a person other than Columbia (1) that is for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Astoria, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of Astoria, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of the Astoria Common Stock whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (2) that is otherwise on terms which the Board of Directors of Astoria in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

4.15	Bank Owned Life Insurance. Astoria will fund a Bank Owned Life Insurance Policy with respect to the Supplemental Compensation Agreement for Cheri J. Folk, Astoria’s President and Chief Executive Officer, as soon as practicable following the Execution Date.

SECTION 5

APPROVALS AND CONDITIONS

5.1	Required Approvals. The obligations of the parties to this Agreement are subject to the approval of the Agreement and the Merger by all appropriate regulatory agencies having jurisdiction with respect to the Merger; provided, however, that no such consent or approval shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Columbia or Astoria, would deprive Columbia or Astoria of the material economic or business benefits of the transactions contemplated by this Agreement.

5.2	Conditions to Columbia’s Obligations. All Columbia’s obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

5.2.1	Representations. Astoria’s representations in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all respects as of that earlier date). These representations have the same force and effect as if they had been made at Closing. Astoria has delivered to Columbia its certificate, executed by a duly authorized officer of Astoria and dated as of Closing, stating that these representations comply with this Section 5.2.1.

5.2.2	Compliance. Astoria has performed and complied with all material terms, covenants and conditions of this Agreement. Astoria has delivered to Columbia its certificate, executed by a duly authorized officer of Astoria and dated as of Closing, stating that Astoria is in compliance with this Section 5.2.2.

5.2.3	Equity Capital Requirement. The Tangible Equity Capital (defined below) of Astoria as of the Closing Date is no less than 2% below the target amount set forth in the following chart:

Closing Date	Tangible Equity Capital Target
On or before September 30, 2004	$15,475,000
After September 30, 2004 and on or before October 31, 2004	$15,700,000
After October 31, 2004 and on or before November 30, 2004	$15,925,000
After November 30, 2004 and on or before December 31, 2004	$15,445,000	*
After December 31, 2004 and on or before January 31, 2005	$15,670,000	**

*	If Astoria does not pay its November 2004 dividend pursuant to Section 4.1.2(b), this Tangible Equity Capital Target shall be $16,150,000.
**	If Astoria does not pay its November 2004 dividend pursuant to Section 4.1.2(b), this Tangible Equity Capital Target shall be $16,375,000.

Astoria’s certificate referred to in Section 5.2.2 must confirm that the Tangible Equity Capital condition is satisfied. “Tangible Equity Capital” means common stock, paid in capital, retained earnings, and minus goodwill and any other intangible assets, without giving effect to any impact from gains or losses on available for sale securities. Any Merger Fees paid by Astoria, up to the maximum amount set forth in Section 5.2.4, shall be credited back to Tangible Equity Capital.

5.2.4	Merger Fees. Astoria’s Merger Fees have not exceeded $775,000. “Merger Fees” means all costs and expenses incurred by Astoria or owed or paid by Astoria to its investment advisors, legal counsel, accountants and printers in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the Merger.

5.2.5	Merger Fees Statements. Astoria has delivered to Columbia a statement, in a form reasonably satisfactory to Columbia, from each third party to whom Astoria has paid or owes Merger Fees. Each statement must set forth the total costs and expenses paid or owing to the third party in connection with the Merger’s consummation. Astoria has delivered to Columbia its certificate, executed by a duly authorized officer of Astoria and dated as of Closing, stating the total Merger Fees incurred by Astoria and certifying that Astoria is in compliance with Section 5.2.4 and this Section 5.2.5.

5.2.6	No Material Adverse Effect. No damage, destruction, or loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Astoria. Astoria’s certificate referred to in Section 5.2.1 states that the conditions identified in this Section 5.2.6 are satisfied.

5.2.7	Financial Condition. The following are true, and Astoria’s certificate referred to in Section 5.2.1 confirms the truth of the following: Astoria’s allowance for loan and lease losses at Closing was and is adequate to absorb estimable and probable loan and lease losses.

5.2.8	No Governmental Proceedings. No action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Merger.

5.2.9	Real Property Matters.

(a)	Columbia has received all title insurance policies required under Section 4.1.9 (or irrevocable commitments by the title insurance company to issue such policies).

(b)	Astoria has executed, and Columbia has received, such deeds or other documents as are necessary to transfer title from Astoria to Columbia (or to indicate, as a matter of record, that the beneficial ownership of Astoria has changed) to all Property.

5.2.10	Corporate and Stockholder Action. Astoria’s board of directors and stockholders, respectively, have approved the Merger.

5.2.11	Tax Opinion. Columbia has, at Columbia’s expense, obtained from Graham & Dunn, P.C. and delivered to Astoria, an opinion addressed to Astoria and Columbia (in form and substance reasonably satisfactory to Astoria and its counsel, and subject to reasonable limitations, conditions and assumptions) substantially to the effect that:

(a)	The Merger will qualify as a reorganization within the meaning of IRC Section 368(a)(2)(D).

(b)	Holders of Astoria Common Stock who receive solely Columbia Common Stock in exchange for their shares of Astoria Common Stock pursuant to the Merger will not recognize gain or loss on the exchange. If any such stockholders receive cash in lieu of a fractional share interest in Astoria Common Stock, such stockholders will be treated as having received a fractional share of Columbia Common Stock in the Merger and having immediately exchanged that fractional share for cash in a taxable redemption by Columbia.

(c)	Holders of Astoria Common Stock who receive solely cash in exchange for their shares of Astoria Common Stock, and who own those shares as capital assets and who do not actually or constructively own shares of Columbia after the Merger, will recognize capital gain or loss. The amount of such gain or loss will be equal to the difference between the amount of cash received and the stockholder’s aggregate tax basis for such shares of Astoria Common Stock. The gain or loss will be long-term capital gain or loss if such shares of Astoria Common Stock were held for more than one year.

(d)	A holder of Astoria Common Stock who receives both Columbia Common Stock and cash consideration in exchange for his or her shares of Astoria Common Stock will recognize gain, but not loss, to the extent of the lesser of the gain realized by such stockholder in the exchange or the amount of cash received by such stockholder in the exchange. Any gain recognized by a stockholder who owns his or her shares of Astoria Common Stock as capital assets will be treated as capital gain unless the exchange is, as to such stockholder, essentially equivalent to the dividend, in which case the gain will be treated as a dividend. The equivalency of the stockholder’s exchange as to a dividend is tested under the principles of IRC Section 302(b)(2) to determine whether there has been a greater than 20% reduction in the stockholder’s ownership (direct and by attribution from other stockholders) of Columbia Common Stock. In making this determination, the cash received is treated as paid following the exchange in redemption of Columbia Common Stock presumed to have been received in the exchange.

5.2.12	Opinion of Counsel. Schwabe Williamson & Wyatt, counsel to Astoria, has delivered to Columbia a legal opinion, in form and substance reasonably satisfactory to Columbia and its counsel, and subject to reasonable limitations, conditions and assumptions, substantially to the effect as set forth in Exhibit B.

5.2.13	NASDAQ Listing. The shares of Columbia Common Stock to be issued pursuant to this Agreement have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

5.2.14	Affiliate Letters. Columbia has received the affiliate list and letters specified in Section 4.3.1.

5.2.15	Registration Statement. The Registration Statement, as it may have been amended, required in connection with the Columbia Common Stock to be issued to stockholders under Section 2, and as described in Section 4.2, has become effective, and no stop-order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

5.2.16	Consents. Astoria has obtained the consents as indicated in Schedule 4.

5.2.17	Fairness Opinion. Astoria has received from Sandler O’Neill an updated fairness opinion, dated as of a date reasonably proximate to the date of the Prospectus/Proxy Statement, to the effect that consideration to be received by Astoria stockholders in the Merger is fair from a financial point of view to Astoria’s stockholders. Columbia will provide Sandler O’Neill with any information reasonably requested for the purpose of issuing a fairness opinion.

5.2.18	Amendment to Astoria Bylaws. The Board of Directors of Astoria shall have approved an amendment to Astoria’s Bylaws, effective as of Closing, removing the staggered board provisions and establishing one-year terms for directors to serve until their successors are duly qualified and elected.

5.2.19	Blue Sky Filings. Columbia has received the state securities laws or “blue sky” permits and approvals specified in Section 4.11.

5.3	Conditions to Astoria’s Obligations. All Astoria’s obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

5.3.1	Representations. Columbia’s representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all respects as of that earlier date). These representations and warranties have the same force and effect as if they had been made at Closing. Columbia has delivered to Astoria its certificate, executed by a duly authorized officer of Columbia and dated as of Closing, stating that these representations and warranties comply with this Section 5.3.1.

5.3.2	Compliance. Columbia has performed and complied in all material respects with all terms, covenants and conditions of this Agreement. Columbia has delivered to Astoria its certificate, executed by a duly authorized officer of Columbia and dated as of Closing, stating that Columbia is in compliance with this Section 5.3.2.

5.3.3	No Material Adverse Effect. No damage, destruction, loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Columbia. Columbia’s certificate referred to in Section 5.3.1 states that the conditions identified in this Section 5.3.3 are satisfied.

5.3.4	No Governmental Proceedings. No action or proceeding has been commenced or threatened by any governmental agency to restrain, prohibit or invalidate the Merger.

5.3.5	Corporate and Stockholder Action. Columbia’s board of directors and Astoria’s stockholders have each approved the Merger.

5.3.6	Tax Opinion. The tax opinion specified in Section 5.2.11 has been delivered to Astoria.

5.3.7	Opinion of Counsel. Graham & Dunn, P.C., counsel to Columbia, has delivered to Astoria a legal opinion, in form and substance reasonably satisfactory to Astoria and its counsel, and subject to reasonable limitations, conditions and assumptions, substantially to the effect as set forth in Exhibit C.

5.3.8	Fairness Opinion. Astoria has received from Sandler O’Neill the updated fairness opinion specified in Section 5.2.17.

5.3.9	NASDAQ Listing. The shares of Columbia Common Stock to be issued pursuant to this Agreement have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

5.3.10	Registration Statement. The Registration Statement, as it may have been amended, required in connection with the Columbia Common Stock to be issued to stockholders under Section 2, and as described in Section 4.2, has become effective, and no stop-order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

5.3.11	Blue Sky Filings. Columbia has received the state securities laws or “blue sky” permits and approvals specified in Section 4.11.

SECTION 6

DIRECTORS, OFFICERS AND EMPLOYEES

6.1	Directors. As a condition to the execution of this Agreement, each member of Astoria’s board of directors has entered into the written agreements described in Recital G with Columbia and Astoria on or before the date this Agreement is signed. Such agreements will take effect at the Effective Time.

6.2	Employment Agreements. At the Effective Time, (i) the Combined Bank will assume the Existing Employment Contracts described in Recital E, and (ii) the Change in Control Agreements and Supplemental Compensation Agreements described in Recital F will take effect.

6.3	Employees. Except as provided in the Existing Employment Agreements, all employees of Astoria immediately prior to the Effective Time will be deemed, from the Effective Time, to be at-will employees of the Combined Bank (“Continuing Employees”). The Combined Bank shall maintain in effect through 2004 all Compensation Plans of Astoria listed on Schedule 12, and the Combined Bank shall make payments under the Bank of Astoria Profit Sharing/Bonus Plan for the year ending 2004 consistent with Astoria’s past practice with respect to timing and amount. Effective January 1, 2005, at Columbia’s option, all such Compensation Plans (except for the Existing Employment Contracts, which will be governed by the terms of such contracts) may be terminated and the interests of the Continuing Employees in those plans will be transferred or merged into Columbia’s employee benefit plans. From and after the Effective Time, Continuing Employees will be entitled to participate in certain employee benefit plans in which employees of Columbia currently participate. For the purpose of determining eligibility to participate in such plans and the vesting and related calculations of benefits under such plans (but not for the accrual of benefits), Columbia shall give effect to years of service with Astoria as if such service were with Columbia or its Subsidiaries. Benefits for Continuing Employees will begin accruing under Columbia’s plans as soon as practicable after Closing. Continuing Employees will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Time. The employee benefit plans that are provided to Continuing Employees will be, in the aggregate, generally competitive with employee benefit programs offered by financial institutions of comparable size to the Combined Bank located in the Combined Bank’s market area. This Section 6.3 does not constitute a contract with Astoria’s employees and will not be construed to create a contract or employment right with Astoria’s employees.

6.4	Indemnification; D&O Insurance.

6.4.1	Indemnification Under Oregon Law and Astoria Articles/Bylaws. Columbia agrees that from and after the Effective Time, Columbia will indemnify and hold harmless each present and former director and officer of Astoria, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Astoria would have been permitted to indemnify such person under Oregon law and the articles of incorporation or bylaws of Astoria in effect on the Execution Date (and Columbia will also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

6.4.2	Indemnification by Columbia. To the extent that paragraph (a) will not serve to indemnify and hold harmless an Indemnified Party, Columbia agrees that it will, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Columbia will also advance expenses as incurred to the fullest extent permitted under applicable law, provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement. All rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

6.4.3	Procedural Matters. Any Indemnified Party wishing to claim indemnification under Section 6.4.1 or 6.4.2, upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify Columbia, but the failure to so notify will not relieve Columbia of any liability it may have to such Indemnified Party if such failure does not materially prejudice Columbia. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), Columbia will have the right to assume the defense thereof and Columbia will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Columbia elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Columbia and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Columbia will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then Columbia and the Indemnified Party will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

6.4.4	Insurance. For a period of six years following the Effective Time, Columbia will cause the persons serving as officers and directors of Astoria immediately prior to the Execution Date to be covered by the current policies of directors and officers liability insurance maintained by Astoria with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Time; provided, however, that Columbia may substitute comparable insurance policies of at least the same coverage and amounts and containing terms and conditions that are not substantially less advantageous than such policies.

6.4.5	Indemnification Agreements. Columbia will provide each director of Astoria who serves as a director of the Combined Bank immediately following Closing with an Indemnification Agreement, which shall take effect at the Effective Time and shall be in form and substance substantially similar to the Indemnification Agreements Columbia has previously entered into with the directors of Columbia.

6.4.6	Effect of Provisions. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and his or her heirs or representatives. Columbia shall make proper provision so any successors or assigns of Columbia assume the obligations set forth in this Section 6.4.

SECTION 7

TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

7.1	Termination by Reason of Lapse of Time. If Closing does not occur on or before January 31, 2005 (the “Termination Date”), either Columbia or Astoria may terminate this Agreement and the Merger if both of the following conditions are satisfied:

(a)	the terminating party’s board of directors decides to terminate by a majority vote of its members; and

(b)	the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination.

7.2	Termination Due To Columbia Average Closing Price. Astoria may terminate this Agreement and the Merger by written notice to Columbia on the business day immediately following the Determination Date, in the event that:

(a)	The Columbia Average Closing Price (defined in Section 2.1.3) is less than $18.14; and

(b)	The number obtained by dividing the Columbia Average Closing Price by $21.34 is less than the number obtained by (i) dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then (ii) multiplying the quotient so obtained by 0.85.

The foregoing events in (a) and (b) are referred to as the “Adjustment Triggers.” If Columbia declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Execution Date and the Determination Date (each as defined in Section 2.1.3), the prices for the Columbia Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.2. If Astoria elects to exercise its termination right as a result of the Adjustment Triggers, the provisions of Section 7.2.2 will apply.

7.2.1	Definitions. For purposes of this Section 7.2, the following terms have the meanings indicated below:

“Final Index Price” means the sum of the Final Average Price for each company comprising the Index Group multiplied by the appropriate weight.

“Final Average Price” means, with respect to any company belonging to the Index Group, its average Final Price during the Determination Period.

“Final Price” means, with respect to any company belonging to the Index Group, the daily closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded.

“Index Group” means the 13 financial institutions listed on Exhibit D attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the Execution Date and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the Execution Date and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 13 financial institutions and the weights attributed to them are listed on Exhibit D.

“Initial Index Price” means $21.33, which is the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on April 28, 2004, which amount may be adjusted as described in above in the definition of “Index Group.”

7.2.2	Columbia’s Right to Adjust Consideration. If Astoria provides written notice to Columbia in accordance with Section 7.2, then within one business day of Columbia’s receipt of such notice, Columbia may elect by written notice to Astoria to increase the Total Cash Amount dollar for dollar, by the amount of the difference between (i) the Total Stock Amount multiplied by $18.14, and (ii) the Total Stock Consideration. If Columbia makes such election, no termination will occur pursuant to this Section 7.2 and this Agreement will remain in effect according to its terms (except as the Total Cash Amount has been supplemented).

7.3	Other Grounds for Termination. This Agreement and the Merger may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by Astoria’s stockholders, unless otherwise provided) as follows:

7.3.1	Mutual Consent. By mutual consent of Astoria and Columbia, if the boards of directors of each party agrees to terminate by a majority vote of its members.

7.3.2	No Regulatory Approvals. By either party, if the regulatory approvals required by Section 5.1 are denied (or if any such required approval is conditioned on a substantial deviation from the transactions contemplated by this Agreement); provided, however, that either party will have fifteen (15) business days following receipt of such denial to appeal the decision, and if such appeal is timely made, either party will have sixty (60) days to prosecute diligently and overturn such denial, and such other party may not terminate this Agreement pursuant to this Section 7.3.2 during such period of time.

7.3.3	Breach of Warranty. By either party (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement) if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.3.3 unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Sections 5.2.1 (in the case of a breach of representation or warranty by Astoria) or Sections 5.3.1 (in the case of a breach of representation or warranty by Columbia). In the event of termination pursuant to this Section 7.3.3, the terminating party shall be entitled to receive from the other party the Termination Fee (as defined in Section7.4).

7.3.4	Breach of Covenant. By either party, (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time. In the event of termination pursuant to this Section 7.3.4, the terminating party shall be entitled to receive from the other party the Termination Fee.

7.3.5	Astoria Fails to Recommend Stockholder Approval. By Columbia (provided that Columbia is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement), before Astoria’s stockholders approve the Merger, if Astoria’s Board of Directors: (a) fails to recommend to its stockholders the approval of the Merger or (b) modifies, withdraws or changes in a manner adverse to Columbia its recommendation to stockholders to approve the Merger. In the event of termination pursuant to this Section 7.3.5, Columbia shall be entitled to receive from Astoria the Termination Fee.

7.3.6	Astoria Stockholders Fail to Approve. By either party (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement), if the required vote of Astoria’s stockholders required for consummation of the Merger is not obtained at the Astoria Meeting, regardless of whether or not Astoria’s Board of Directors recommends such approval. In the event of termination pursuant to this Section 7.3.6, Columbia shall be entitled to receive from Astoria the No-Approval Fee (as defined in Section 7.4).

7.3.7	Impracticability. By either Columbia or Astoria, upon written notice given to the other party, if the board of directors of the party seeking termination under this Section 7.3.7 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Oregon to restrain or invalidate the Merger or this Agreement.

7.3.8	Potential Dissenting Shares. By Columbia, if holders of 10% or more of the outstanding shares of Astoria Common Stock have, in accordance with the Appraisal Laws, (a) either provided notice of dissent to Astoria prior to the Astoria Meeting or voted against the Merger, (b) surrendered their stock certificates and (c) not withdrawn their dissenters’ rights; provided, that Astoria has not cured or obtained withdrawal of such dissenting shares within the later of thirty days following written notice of termination from Columbia or sixty days following the date of the Astoria Meeting.

7.3.9	Superior Proposal. By Astoria, in the event that the Board of Directors of Astoria determines in good faith, after consultation with legal counsel, that in light of a Superior Proposal (as defined in Section 4.14.4) it would not be consistent with its fiduciary duties to Astoria and to Astoria’s stockholders under applicable law to continue with the transactions contemplated under this Agreement; provided, however, that the Board of Directors of Astoria may terminate this Agreement pursuant to this Section 7.3.10 solely in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to a Superior Proposal; and provided, further, however, that this Agreement may be terminated pursuant to this Section 7.3.9 only after the fifth day following Columbia’s receipt of written notice advising Columbia that the Board of Directors of Astoria is prepared to accept a Superior Proposal, and only if, during such five-day period, if Columbia so elects, Astoria and its advisors shall have negotiated in good faith with Columbia to make such adjustments in the terms and conditions of this Agreement as would enable Columbia to proceed with the transactions contemplated herein on such adjusted terms. In the event of termination pursuant to this Section 7.3.9, Columbia shall be entitled to receive from Astoria the Break-Up Fee pursuant to Section 7.6.

7.4	Termination-Related Fees Payable By Astoria. Due to expenses, direct and indirect, incurred by Columbia in negotiating and executing this Agreement and in taking steps to effect the Merger, Astoria will pay to Columbia (A) $500,000 (the “Termination Fee”), if Columbia terminates this Agreement pursuant to Sections 7.3.3 (breach of representation), 7.3.4 (breach of covenant) or 7.3.5 (no stockholder recommendation), or (B) $150,000 (the “No-Approval Fee”), if Columbia or Astoria terminates this Agreement pursuant to Section 7.3.6 (no stockholder approval). If the Termination Fee or the No-Approval Fee becomes payable pursuant to this Section 7.4, it will be payable on Columbia’s demand and must be paid by Astoria within three business days following the date of Columbia’s demand.

7.5	Termination Fee Payable By Columbia. Due to expenses, direct and indirect, incurred by Astoria in negotiating and executing this Agreement and in taking steps to effect the Merger, Columbia will pay to Astoria the Termination Fee if Astoria terminates this Agreement pursuant to Sections 7.3.3 (breach of representation) or 7.3.4 (breach of covenant). If the Termination Fee becomes payable pursuant to this Section 7.5, it will be payable on Astoria’s demand and must be paid by Columbia within three business days following the date of Astoria’s demand.

7.6	Break-Up Fee. In the event that an Acquisition Proposal with respect to Astoria shall have been made known to Astoria and shall have been publicly announced or otherwise become public, or shall have been made to the stockholders of Astoria, and thereafter:

(a)	this Agreement is terminated by either Columbia or Astoria pursuant to either (i) Section 7.1 (lapse of time) and prior to such termination the stockholders of Astoria have not previously approved the Merger, (ii) Section 7.3.6 (no stockholder approval), or (iii) Section 7.3.9 (Superior Proposal); and

(b)	within six months following such termination, Astoria enters into any Acquisition Agreement for, or publicly announces an intention to engage in, an Acquisition Proposal (as defined in Section 4.14.4) or a Superior Proposal (as defined in Section 4.14.4), then upon the closing of such Acquisition Agreement or Superior Proposal, Astoria shall pay Columbia $1,500,000 (the “Break-Up Fee”) less the amount of any Termination Fee or No-Approval Fee previously paid.

7.7	Cost Allocation Upon Termination. In connection with the termination of this Agreement under this Section 7, except as provided in Sections 7.4, 7.5 and 7.6, Columbia and Astoria will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party. The parties agree that the agreements herein with respect to the Termination Fee, No-Approval Fee and the Break-Up Fee are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

SECTION 8

MISCELLANEOUS

8.1	Notices. Any notice, request, instruction or other document given under this Agreement must be in writing and is deemed effective and delivered upon (a) actual receipt if delivered personally, (b) confirmation of transmission if sent via facsimile transmission or (c) five days after deposit if sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other party):

Columbia	Columbia Banking System, Inc. 1301 “A” Street Tacoma, WA 98402-4200 Fax: (253) 272-2601 Attn: Melanie J. Dressel, President & CEO

with a copy to:	Stephen M. Klein, Esq. Graham & Dunn, P.C. Pier 70, 2801 Alaskan Way, Suite 300 Seattle, WA 98121-1128 Fax: (206) 340-9599

Astoria	Bank of Astoria 1122 Duane Street P.O. Box 28 Astoria, OR 97103 Fax: (503) 325-8487 Attn: Cheri J. Folk, President & CEO

with a copy to:	Carmen M. Calzacorta, Esq. Schwabe Williamson & Wyatt Pacwest Center, Suites 1600-1900 1211 S.W. Fifth Avenue Portland, OR 97204-3795 Fax: (503) 796-2900

8.2	Waivers and Extensions. Subject to Section 9, Columbia or Astoria may grant waivers or extensions to the other party, but only through a written instrument executed by the Chief Executive Officer or President of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this Section 8, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

(a)	any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

(b)	compliance with any of the covenants of any other party; and

(c)	any other party’s performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3	General Interpretation. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise: (1) the defined terms defined in this Agreement include the plural as well as the singular and (2) references in this Agreement to Sections, Subsections, Schedules, and Exhibits refer to Sections and Subsections of and Schedules and Exhibits to this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words “without limitation.” All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

8.4	Construction and Execution in Counterparts. Except as otherwise expressly provided in this Agreement, this Agreement: (1) contains the parties’ entire understanding, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (2) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (3) includes all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (4) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.5	Survival of Representations and Covenants. The representations and covenants in this Agreement will not survive Closing or termination of this Agreement, except that (1) Section 4.8 (Confidentiality), Sections 7.4, 7.5 and 7.6 (Termination-Related Fees & Break-Up Fee),

Section 7.7 (expense allocation), and Sections 8.3 through 8.9 will survive termination, and (2) the covenants in this Agreement that impose duties or obligations on the parties following Closing, including without limitation, Section 6.4 (Indemnification; D&O Insurance), will survive Closing.

8.6	Attorneys’ Fees and Costs. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Merger, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys’ fees, expenses and disbursements, and fees, costs and expenses relating to any mediation or appeal.

8.7	Arbitration. At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees. Any arbitration or related proceedings shall take place in Pierce County, Washington.

8.8	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Pierce County, Washington. Each party consents to and submits to the jurisdiction of any local state or federal court located in Pierce County, Washington.

8.9	Severability. If a court or arbitrator determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement is not affected, and each remaining term is valid and enforceable to the fullest extent permitted by law.

8.10	No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder

SECTION 9

AMENDMENTS

At any time before the Effective Time, whether before or after the parties have obtained any applicable stockholder approvals of the Merger, the boards of directors of Columbia and Astoria may: (1) amend or modify this Agreement or any attached Exhibit or Schedule and (2) grant waivers or time extensions in accordance with this Section 9. But, after Astoria’s stockholders have approved this Agreement, the parties’ boards of directors may not without Astoria stockholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or change the form of consideration Astoria stockholders will receive in the Merger or the allocation of the Cash Percentage and Stock Percentage. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver. Failure by any party to insist on strict compliance by the other party with any of its obligations, agreements or conditions under this Agreement, does not, without a writing, operate as a waiver or estoppel with respect to that or any other obligation, agreement, or condition.

[signatures appear on the following page]

Signed as of June 7, 2004:

COLUMBIA BANKING SYSTEM, INC.

By	/s/ Melanie J. Dressel
Name:	Melanie J. Dressel
Title:	President & Chief Executive Officer

BANK OF ASTORIA

By	/s/ Cheri J. Folk
Name:	Cheri J. Folk
Title:	President & Chief Executive Officer

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 7th day of June, 2004, before me personally appeared Melanie J. Dressel, to me known to be the President and Chief Executive Officer of COLUMBIA BANKING SYSTEM, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

/s/
NOTARY PUBLIC in and for the State of ,
residing at .
Title: .
My commission expires: .

STATE OF OREGON	)
	)	ss.
COUNTY OF CLATSOP	)

On this 7th day of June, 2004, before me personally appeared Cheri J. Folk, to me known to be the President and Chief Executive Officer of BANK OF ASTORIA, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

/s/
NOTARY PUBLIC in and for the State of ,
residing at .
Title: .
My commission expires: .